Skye / Redx Conference Call
August 14, 2026
10:00 am ET

Punit Dhillon, President & CEO, Skye Bioscience, Inc. // Prepared Remarks
Lisa Anson, President & CEO, Redx Pharma Limited // Prepared Remarks
Operator - CALL INTRODUCTION
Good morning and welcome to Skye and Redx’s definitive Transaction Agreement and Financing Presentation.
Speaking on today's Presentation will be Skye’s Chief Executive Officer, Punit Dhillon and Redx’s Chief Executive Officer, Lisa Anson.
Please note that this conference is being recorded. A copy of the investor presentation accompanying this call is available on the Investor Relations pages of both companies' websites.
Today's discussion will include statements about future expectations, plans and prospects that constitute forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the risk factors discussed in Skye’s SEC filings. You are advised to read, when available, Skye’s filings with the SEC, including a proxy statement to be used in connection with the special meeting of shareholders to approve the transaction because these documents will contain important information about the transaction and the participants' interest in such transaction.
In addition, any forward-looking statements represent management views only as of today, August 14, 2026, and should not be relied upon as representing either company’s views as of any subsequent date. While the companies may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so even if their views change, except as required by law.
[Slide 4]
I would now like to turn the presentation over to your joint hosts Punit Dhillon, Chief Executive Officer of Skye, and Lisa Anson, Redx’s Chief Executive Officer.
Punit Dhillon [Slide 5]
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Good morning, everyone, welcome to the Skye and Redx transaction agreement presentation. I am Punit Dhillon, President and Chief Executive Officer of Skye Bioscience and I am delighted to be joined today by Lisa Anson, CEO of Redx and who will be CEO of the combined company post-completion of the transaction. Before we turn to the transaction itself, I want to thank our shareholders and our Board for their support, and the Skye team for the discipline and rigor that brought us to this point. Since Skye’s formation, we have set out to determine how best to create value for Skye shareholders and the agreement we are announcing this morning reflects that objective. This morning, Redx and Skye issued a joint press release outlining a definitive Transaction Agreement, which has been unanimously approved by the Boards of directors of both companies and is accompanied by financing that will provide the combined company with aggregate proceeds of $125 million and an expected cash runway into 2029, through some significant value inflection points which Lisa will discuss shortly.
Punit Dhillon [Slide 6]
Following the closing, pre-Transaction Skye equity holders are expected to own approximately 5.38% of the combined company, pre-Transaction Redx equity holders are expected to own approximately 59.75% of the combined company and investors participating in the Financing are expected to own approximately 34.87% of the combined company. The percentage of the combined company that the pre-Transaction Skye equity holders, pre-Transaction Redx equity holders and investors participating in the Financing will own as of the closing of the Transaction is subject to adjustment based on Skye’s actual net cash immediately prior to the closing date.
Over the last several months, Skye has evaluated a wide range of options to maximize shareholder value, including an assessment of our internal pipeline, financing opportunities and strategic alternatives.
Punit Dhillon [Slide 7]
Let me turn to nimacimab, our legacy program, because I know it matters to many of you who have supported Skye. In our CBeyond Phase 2a trial, nimacimab was well tolerated, with a safety profile in line with placebo and no increase in gastrointestinal or neuropsychiatric adverse events, and in combination with semaglutide it produced a clinically meaningful magnitude of additional weight loss compared with semaglutide alone. Since then, the landscape for anti-obesity medicines has shifted rapidly, with new oral GLP-1 options and highly efficacious combination and triple agonists advancing, and the target product profile that nimacimab would need to compete has moved with it. In that context, in the second quarter of 2026, we made a capital allocation decision to discontinue the CBeyond trial, pause development, and engage a financial advisor to evaluate strategic options for our shareholders, rather than fund the next
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phase of development ourselves. I want to be clear that this is a decision about how best to deploy Skye's capital, and not a conclusion about the underlying biology of nimacimab. To put our decision in context, we considered what nimacimab would need to deliver to succeed in this market as it stands today. The approved standard of care has advanced to double-digit weight loss with the leading injectable GLP-1 and GIP medicines, oral GLP-1 options such as oral semaglutide and orforglipron have now reached the market or regulatory filing, and triple agonists such as retatrutide have reported greater than 25% weight loss in development. Against that bar, an add-on therapy like nimacimab would need to show a clear increment of additional weight loss on top of an optimized incretin, delivered in a convenient dose and injection volume, to earn a durable place in treatment. The profile our data pointed to, a dose of at least 600 milligrams and an injection volume of roughly 6 milliliters weekly, sits outside that convenience window and would require a substantial, multi-year Phase 3 investment with no assurance of a differentiated label. To preserve the value of that program for you, pre-transaction Skye shareholders will receive a contingent value right entitling you to 90% of the net cash proceeds, if any, from any monetization of nimacimab and its intellectual property during the twelve months following closing of the transaction. In addition, Skye shareholders will retain a 5.4% stake in the new combined company, and we believe this transaction provides our shareholders a compelling opportunity to realize both short- and long-term value creation through Redx’s novel anti-fibrotic therapies, led by their first-in-class pan-ROCK inhibitor, RXC008.
With that, I would like to introduce Lisa who many of you may know as she is a well-respected biopharma executive with extensive experience having spent over 20 years with AstraZeneca, including many years working in the US and as President of AstraZeneca UK. For the past several years she has been CEO of Redx and under her guidance Redx has progressed six molecules into the clinic, and is now poised to commence a Phase 2 clinical trial with its novel GI-restricted pan-ROCK inhibitor, RXC008. I will now turn the call over to Lisa.
Lisa Anson [Slide 8]
Thank you, Punit. As Punit said, the boards of directors of both Skye and Redx have approved the combination of the two businesses to create a combined company that, following close of the transaction, will be named Fibrx Therapeutics, Inc. and which will focus on developing the Redx fibrosis portfolio.
So let me start by introducing you to Redx and outlining our programmes.
Redx is a privately-held, clinical-stage biotechnology company, focused on discovering and developing novel, small molecule, targeted therapeutics for the treatment of fibrotic disease. Redx is advancing a
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pipeline of clinical and pre-clinical assets with multiple value inflection points anticipated in the near and medium term.
Redx has progressed multiple first- or best-in-class small molecules into clinical development and in addition has a successful track record of partnerships for legacy assets. The foundation of Redx has historically been our exceptional discovery capabilities, which are best demonstrated by the discovery of Pirtobrutinib which was sold to Loxo Oncology and is now marketed by Lilly as the first and only commercially available reversible BTK inhibitor. As Punit has mentioned, the Redx executive team, responsible for many of these successful drug discoveries, will transition to lead Fibrx Therapeutics.
Lisa Anson [Slide 9]
Fibrx, will be launched as a pure-play fibrosis company with the lead asset being RXC008, our GI-restricted pan-ROCK inhibitor, which is now commencing a Phase 2 clinical trial in fibrostenotic Crohn’s disease patients, a major area of unmet need in IBD. Before discussing that in more detail, I would just like to highlight that the Fibrx pipeline also incorporates our preclinical Discoidin Domain Receptor Inhibitor programme, a very exciting novel target, where we have a leading patent position for both selective DDR 1 inhibitors, as well as DDR 1/2 inhibitors. Completing our pipeline and demonstrating our expertise and track-record in targeting the ROCK pathway, we have zelasudil, also known as RXC007, a selective ROCK2 inhibitor which has completed a successful signal-seeking Phase 2a study in idiopathic pulmonary fibrosis patients. With this programme, we have a broad preclinical dataset that highlights the utility of a next-generation selective ROCK2 inhibitor across a number of fibrotic indications including other interstitial lung diseases, MASH and cancer-associated fibrosis. Based on this package we are establishing the most appropriate clinical development plan, including the possibility to deliver the full potential of zelasudil through partnership.
Lisa Anson [Slide 10]
So, turning to our lead asset RXC008.
Fibrostenotic Crohn’s disease is an area of high unmet need which affects roughly half of the 1.7m Crohn’s disease patients, and for which there are currently no approved therapeutics. Fibrostenosis is the formation of fibrotic strictures due to chronic inflammation over-time in the gut. The current standard-of-care for Crohn’s patients is the use of anti-inflammatory therapies, although these do not prevent progression of the underlying fibrotic aspects of the disease. Therefore, for many patients with fibrostenotic Crohn’s, the only treatment option is debilitating surgical intervention which may ultimately
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include removal of the affected area of the gut, leading to complications such as short-bowel syndrome, or the need for a stoma. These complications not only have a significant impact on the patient’s health and standard of living, but also place a strain on health care providers and are costly interventions.
Given this large unmet need, and the limited competitive landscape, there is a significant commercial opportunity, and for which we have specifically designed an asset to target the fibrotic aspects of Crohn’s disease. We believe this will be a first-in-class approach, and one which can be used in combination with patients current standard-of-care anti-inflammatory drugs.
Lisa Anson [Slide 11]
As a brief overview, RXC008 is Phase 2 ready and has an open IND as well as FDA Fast Track Designation. We plan to initiate the Phase 2 study in patients in Q4 of this year. We have a robust preclinical package where we demonstrated full reversal of established fibrosis back to baseline in in-vivo models. Our Phase 1 healthy volunteer study was completed last year and presented at both ECCO and DDW. The study confirmed a favorable safety profile and robust tissue exposure, while clearly demonstrating that RXC008 is GI-restricted.

Lisa Anson [Slide 12]
Turning to the biology, this slide orientates you to where the ROCK pathway sits highlighting why we feel it is an optimal anti-fibrotic target. ROCK is a nodal target that sits downstream of multiple pro-fibrotic factors – meaning the target can pick up efficacy from multiple pathways, including the non-canonical TGF-beta pathway. Others have published evidence that the ROCK pathway is upregulated within fibrostenotic Crohn's patients' GI tract, and particularly in the areas where the fibrosis is present, demonstrating its relevance as a key anti-fibrotic target. The ROCK pathway has also been clinically validated by pan-ROCK inhibitors approved for topical administration in conditions such as glaucoma and ocular hypertension; as well as selective ROCK2 inhibitors which are approved for chronic graft versus host disease. So, there are multiple pieces of evidence showing that inhibiting the ROCK pathway can deliver antifibrotic efficacy.
Because both ROCK1 and ROCK2 isoforms are expressed and the ROCK pathway is upregulated in Crohn’s strictures, RXC008 has been designed as a pan-ROCK inhibitor, blocking both isoforms in the gut, Historically, pan-ROCK inhibitors, when given systemically, result in a lowering of blood pressure. So, to avoid this and get the maximum efficacy of inhibiting both isoforms, we have specifically designed RXC008 to be restricted to the GI-tract to avoid this known effect.
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Lisa Anson [Slide 13]
The RXC008 design to be GI-restricted is via three distinct mechanisms to ensure limited systemic exposure. Initially, RXC008 is designed with low permeability and high efflux, such that most of the dose will stay within the GI tract. The small amount that does make it into the systemic circulation in the portal vein is then quickly metabolized by paraoxonases present in plasma, and then the third mechanism, if anything does reach the liver, is that it will be highly cleared by CYP enzymes.
These GI-restricting mechanisms result in very limited systemic exposure of RXC008, and this was well demonstrated in our mouse models which showed low plasma levels - well below the IC50 - and in contrast, very high tissue exposure concentrations in the colon, which drive efficacy in this model. This demonstration of efficacy and other data generated in our preclinical models allows us to be very confident in our GI-restriction mechanism.
Lisa Anson [Slide 14]
We conducted a robust preclinical package which demonstrated promising anti-fibrotic effects across multiple translatable models which are the basis of our Phase 2 dose selection.
Initially, let me elaborate on the fibrosis reversal as mentioned earlier. On the top left, we use the DSS model in Crohn's, where we have taken off a cohort of mice at six weeks to show that we have established fibrosis before we start dosing. We dose from six weeks to 12 weeks at the final blue bar here, and we see this very dramatic 100% reversal of this established fibrosis back down to baseline level. We believe this to be the strongest anti-fibrotic effect we have seen in any of our fibrosis models and modes of action to date, which leads us to be very excited about the efficacy potential of RXC008.
Turning to the bottom left panel we have also shown preclinical efficacy in an adoptive T cell transfer mouse model, which is more similar to human autoimmune disease. While anti-TNF monotherapy does not affect ongoing fibrosis, the anti-TNF in combination with RXC008 shows full reversal of fibrosis. This model replicates how we intend to use RXC008 in the clinic, on top of standard-of-care biologics.
Finally, some crucial data for us was to establish that despite being GI-restricted, RXC008 could penetrate to the multiple layers of the GI-tract tissue where it is needed and where there is thickening of the smooth muscle layer in the fibrotic disease, without the risk of systemic exposure. We have established a proximal biomarker for ROCK and, on the bottom right, we can see the ROCK pathway is highly upregulated; then, when we add RXC008, we see inhibition of this biomarker throughout the lamina propria; and in the top right where we have shown reversal of the thickening of the smooth muscle as depicted in green back to normal levels.
These strong preclinical data gave us real confidence in the antifibrotic potential of RXC008 and to move forward with a Phase 1 study in healthy volunteers.
▪ Skye & Redx Transaction Conference Call        ▪ August 14, 2026

Lisa Anson [Slide 15]
This slide shows our Phase 1 healthy volunteer study, where we ran a single ascending dose and multidose cohorts. All participants in the MAD cohort were dosed once daily for 14 days, with a colonoscopy on day 14 so that we could assess tissue PK. RXC008 was very well tolerated by all of our participants and we saw no serious adverse events. Importantly, due to the potential for systemic ROCK inhibition to impact blood pressure and lead to hypotension, we monitored very rigorously our participants with 24-hour telemetry post-dose on day one and day 14 in the MAD, and saw zero evidence of hypotension, confirming our favorable safety profile and giving us reassurance that that we were indeed gut restricted.
Lisa Anson [Slide 16]
Our Phase 1 data provided further evidence of our GI-restriction from the PK assessments from the MAD study. Here you can see on the left-hand side that even at the highest plasma concentration we were able to detect, we have negligible plasma exposure of RXC008; and in fact, a substantial safety margin 750 fold below that dotted line, which represents the ROCK IC 50, which is the concentration that would be required to start seeing hypotension based on the preclinical data, confirming negligible systemic exposure.
In contrast, on the right-hand side, on the same log scale for comparison, you can see our tissue exposure data, and this was obtained on day 14, about 2 to 6 hours after the daily dose of RXC008 and the concentrations in the ileum, ascending colon, and descending colon are shown here. It is important to note these concentrations were all within the predicted efficacious range based on the preclinical models described earlier, and also confirms that all three doses, have potential for efficacy based on tissue concentration, giving us confidence in our Phase 2 design.
Lisa Anson [Slide 17]
The Phase 2 preparation is well underway. As presented, we have completed our Phase 1 healthy volunteer study which helped inform our dose selection and we continue to collaborate closely with the STAR Consortium, a group of respected academicians, clinicians and big pharma, as well as the FDA to define appropriate regulatory endpoints. To facilitate a first patient enrolment in Q4 of this year, we have selected our CRO partner and initiated site-set up. Importantly, these preparatory steps will ensure topline data in H2 2028, with the full data set expected in the first half of 2029.
Lisa Anson [Slide 18]
Let me summarize why we are excited about this transaction, and the potential of our pipeline, primarily our lead asset, RXC008. Following completion, Fibrx will be listed on Nasdaq as a pure-play fibrosis
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company, expected to be funded into 2029 and through the key Phase 2 value inflection point. Our lead program, RXC008, is ready to commence its Phase 2 study in Q4 2026 in fibrostenotic Crohn's disease, an area of serious unmet need with no approved therapies to target the underlying fibrotic aspects of this disease; and we expect topline data in H2 2028. Behind it we have a differentiated pipeline, including the DDR program and zelasudil, and a management team with a track record of discovering and advancing important medicines. We believe that the combination of a focused pipeline, a strong balance sheet and a public listing will make Fibrx an attractive investment proposition and provides a solid foundation for the advancement of world-leading medicines.
With that, let me hand back to Punit for a few closing words and to summarise the next steps.

Punit Dhillon [Slide 19]
Thank you, Lisa.
The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the fourth quarter of 2026, subject to customary closing conditions, as well as the approval by the shareholders of both Skye and Redx, the sanction of the scheme of arrangement of Redx by the High Court of Justice of England and Wales, and the approval of the shares for listing on Nasdaq. The concurrent financing is expected to close in connection with the transaction. Skye intends to file a proxy statement with the SEC for its special meeting of stockholders, and we encourage stockholders to read it when it becomes available. Finally, I want to thank the Skye team for their dedication, our shareholders for their trust, and the Redx team for their partnership. We look forward to updating you as we move toward closing.

[Operator] [Slide 20]
This concludes today's presentation. A replay and a transcript are expected to be made available on the Skye and Redx investor relations websites. Thank you for joining us.

▪ Skye & Redx Transaction Conference Call        ▪ August 14, 2026